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                                                                   EXHIBIT 99(1)


 Harrah's Entertainment Poised to Acquire Interest In Louisiana Downs Racetrack


     LAS VEGAS, August 29, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) said today it has signed a letter of intent and is negotiating definitive documentation to acquire a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana.

     Harrah's plans to pursue development opportunities including the installation of slot machines at the race track following the proposed acquisition, which is subject to execution of definitive documentation and to customary closing conditions such as applicable regulatory approvals.

     Opened in 1974, Louisiana Downs quickly became one of the premier racetracks in the South. Its racing season consists of approximately 80 days per year of live events that are simulcast to more than 160 locations.

     "Since 1994, Harrah's has owned and operated an extremely successful riverboat casino in Shreveport just eight miles from Louisiana Downs," said Anthony Sanfilippo, President of Harrah's Central Division. "In 2001, we completed a $150 million expansion of the riverboat casino facility that added a 514-room luxury hotel and convention center.

     "The Louisiana Downs acquisition signifies Harrah's further commitment to the market," Sanfilippo said. "We are excited about introducing our loyal guests from Louisiana, Texas and Arkansas and across the country to this exciting combination of racing and casino entertainment."

     Harrah's anticipates spending approximately $157 million for the acquisition, slot installation and other renovations.

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     Assuming the acquisition is completed, the expanded entertainment complex -
the only land-based gaming facility with slots in Northern Louisiana - would begin operations in the summer of 2003.

     The letter of intent calls for Harrah's Entertainment and Downs Entertainment Group, Inc. (DEG), a group of Shreveport/Bossier City investors, to form a new company that would own Louisiana Downs and the Harrah's Shreveport Hotel & Casino hotel and riverboat casino complex.

     Through a series of proposed transactions, Harrah's will initially own a 95 percent interest in the new company and DEG will initially own 5 percent. Upon completion of the proposed acquisition, Harrah's will manage both the racetrack and the hotel-casino.

     Founded 65 years ago, Harrah's Entertainment, Inc. operates 26 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

     More information about Harrah's Entertainment is available on the company's web site -- WWW.HARRAHS.COM.

     Opened in October 1974, Louisiana Downs is a Class 1 thoroughbred racetrack located in Bossier City, Louisiana. The 2002 season runs from June 28 through November 10 with the centerpiece of the racing season the $500,000 Super Derby. The race tests the nation's best three-year-old thoroughbreds at a distance of one and one-eighth mile and will be run on September 21. Other premier races include the Ark-La-Tex Handicap, the River Cities Breeders' Cup Handicap and the Louisiana



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Downs Handicap. The facility is open daily for simulcast racing from the nation's top tracks.

     More information about Louisiana Downs is available at WWW.LADOWNS.COM

     This release includes "forward-looking statements: intended to quality for the safe harbor form liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

     We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

     o the effect of economic, credit, and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

     o construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;


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     o    our ability to timely and cost effectively integrate into our operations the companies that we acquire;

     o    access to available and feasible financing;

     o changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

     o litigation outcomes and judicial actions, including gaming legislative actions, referenda and taxation;

     o ability of our customer-tracking ad yield-management programs to continue to increase customer loyalty;

     o our ability to recoup costs of capital investments through higher revenues;

     o    acts of war or terrorist incidents;

     o    abnormal gaming holds, and

     o the effects of competition, including locations of competitors and operating and market conditions.

     Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.